 Exhibit 21.1

GBS Enterprises Incorporated, a Nevada corporation (OTCBB: GBSX)

List of GBSX Subsidiaries as of May 17, 2013

1.	GROUP Business Software AG, a German corporation, 50.1% owned by GBSX (“GROUP”)

i.	GBS Corp., a Delaware corporation, 100% owned by GROUP

a.	Permessa Corp., a Delaware corporation 100% owned by GBS Corp.

iii.	Relavis Corp., a New York corporation, 100% owned by GROUP

2.	Pavone GmbH, a German corporation, 100% owned by GBSX

3.	GBS India Pty. Ltd., an Indian corporation, 100% owned by GBSX